Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 1, 2024 with respect to the consolidated financial statements of Aspen Insurance Holdings Limited included in Amendment No. 5 to the Registration Statement (Form F-1 No. 333-276163) and related Prospectus of Aspen Insurance Holdings Limited for the registration of its Class A ordinary shares.
/s/ Ernst & Young LLP
London, United Kingdom
May 7, 2025